Exhibit 99.1

Pro Forma Financial Information

	Shea Development Corp.
	Pro Forma Consolidated Balance Sheet Information at June 30, 2007
	Shea Development Corp.	Riptide Software, Inc. (1)	Pro Forma Acquisition Adjustments (3)	Bravera, Inc. (2)	Pro Forma Acquisition Adjustments (4)	Pro Forma Financing Adjustments (5)	Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash	$106,608	$443,425	$(4,000,000)	$300	$(800,000)	$9,610,000	$5,360,333
Restricted cash						1,000,000	1,000,000
Accounts receivable, net of allowance for doubtful accounts of $39,393 (Shea) and $444,935 (Bravera) at June 30, 2007	460,982	3,492,381		308,322			4,261,685
Inventory	803,885	—		—			803,885
Prepaid expenses	32,263	20,949		18,735			71,947
Refundable income taxes		33,750		—			33,750
Deferred tax assets				174,937			174,937
Total Current Assets	1,403,738	3,990,505	(4,000,000)	502,294	(800,000)	10,610,000	11,706,537

Property and equipment, net of accumulated depreciation	212,267	224,342		226,668			663,277
Intangibles assets, net of accumulated amortization	1,874,524	—	9,904,535	999	7,246,674		19,026,732
Other assets	12,127	3,927		—			16,054
TOTAL ASSETS	$3,502,656	$4,218,774	$5,904,535	$729,961	$6,446,674	$10,610,000	$31,412,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of note payable	$379,448	$—	$—	$514,744	$(464,744)	$1,444,444	$1,873,892
Current maturities of capital lease obligations	8,154	—	—	—			8,154
Accounts payable and accrued liabilities	2,026,687	739,268	1,343,000	696,162	1,910,000		6,715,117
Accrued interest			206,250			442,361	648,611
Income taxes payable	—	413,420		—	—		413,420
Deferred revenue	646,876	—	—	144,062	—		790,938
Deferred income taxes, current portion	—	364,000	—	241,756	—		605,756
Total current liabilities	3,061,165	1,516,687	1,549,250	1,596,724	1,445,256	1,866,805	11,055,888

DEFERRED INCOME TAXES, long-term portion		466,000		19,091			485,091
LONG-TERM NOTES PAYABLE, less current maturities	813,361	—	5,000,000			2,399,510	8,212,871
NON-CURRENT CAPITAL LEASE OBLIGATION	35,723	—		—			35,723
COMMITMENTS AND CONTINGENCIES
Preferred stock dividends payable	73,797	—		—		247,000	320,797
Mandatory Redeemable Series B Preferred Stock						2,602,360	2,602,360
STOCKHOLDERS’ EQUITY
Series A 8% Convertible Cumulative Preferred stock; $0.001 par value;
10,000,000 shares authorized; 2,800,000 shares issued and outstanding at June 30, 2007	2,800	—		—		1,000	3,800
Common Stock; $.001 par value; 800,000,000 shares authorized, 24,145,000 shares issued and outstanding at June 30, 2007	24,145	760	4,753	2	3,950	18,621	57,092
Pending issuance of preferred stock	400,000					(400,000)	—
Additional paid-in-capital	9,300,452	367,790	2,524,823	—	4,911,937	5,979,232	23,084,234
Retained earnings (accumulated deficit)	(10,208,787)	1,867,537	(3,174,291)	(885,856)	80,670	(2,124,528)	(14,445,255)

Total Stockholders’ equity	(481,390)	2,236,087	(644,715)	(885,854)	5,001,418	3,474,325	8,699,871

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,502,656	$4,218,774	$5,904,535	$729,961	$6,446,674	$10,610,000	$31,412,600

See Notes to Pro Forma Balance Sheet Information

NOTES TO PRO FORMA FINANCIAL BALANCE SHEET INFORMATION

(1)   Represents the balance sheet of Riptide Software, Inc. as of June 30, 2007.  Certain accounts have been reclassified to conform to the current presentation

(2)   Represents the balance sheet of Bravera, Inc. as of June 30, 2007.  Certain accounts have been reclassified to conform to current presentation.

(3)   Entries to record the acquisition of Riptide Software, Inc.

	$ Increase (Decrease) to:
	Cash	Assets, net of accumulated amortization	Accrued Liabilities	Long-term Notes Payable	Common Stock	Additional Paid-in Capital	Retained Earnings
Cash payment at closing from proceeds of July 2007 financing transactions	$(4,000,000)
Estimated acquisition intangible assets, net of $1,100,504 of accumulated amortization		$9,904,535
Accrue transactions associated with the acquisition transaction			$1,343,000
Accrue interest payable on convertible subordinated notes			206,250
Issuance of convertible subordinated notes	—			$5,000,000
Issuance of 5 million shares of Shea common stock					$5,000	$2,495,000
Estimated fair value of stock issued to investment bankers					513	127,613
Estimated fair value of common stock warrants issued to investment bankers						270,000
Elimination historical stockholders' equity					(760)	(367,790)	$(1,867,537)
Amortization of acquisition intangibles assets							(1,100,504)
Interest expense							(206,250)

Totals	$(4,000,000)	$9,904,535	$1,549,250	$5,000,000	$4,753	$2,524,823	$(3,174,291)

(4) Entries to record the acquisition of Bravera , Inc.

	$Increase (Decrease) to:
	Cash	Assets, net of accumulated amortization	Maturities of Notes Payable	Accrued Liabilities	Common Stock	Additional Paid-in Capital	Retained Earnings
Cash payment at closing from proceeds of July 2007 financing transactions	$(800,000)
Estimated acquisition intangible assets, net of $805,186 of accumulated amortization		7,246,674
Acquisition payment payable				700,000
Elimination of liabilities not assumed in the acquisition			(464,744)
Accrue transactions associated with the acquisition transaction				1,210,000
Fair value of 8.3 million shares of Shea common stock issued to acquire Bravera					8,300	4,141,700
Fair value of 2,937,500 common stock warrants issued to acquire Bravera and 450,000 common stock warrants issued to acquire intellectual property						372,625
Estimated fair value of stock issued to investment bankers					513	127,612
Estimated fair value of common stock warrants issued to investment bankers						270,000
Elimination historical stockholders’ deficit					(2)		885,856
Amortization of acquisition intangibles assets							(805,186)

Totals	$(800,000)	$7,246,674	$(464,744)	$1,910,000	$8,811	$4,911,937	$80,670

NOTES TO PRO FORMA FINANCIAL BALANCE SHEET INFORMATION

(5)         To reflect the effects of the issuance of the Senior Notes, the Series A Preferred Stock and the Series A Preferred Stock

	$ Increase (Decrease) to:
	Cash	Restricted Cash	Current Maturities of Notes Payable	Accrued Liabilities	Long- term Notes Payable	Preferred Dividends Payable	Series A Preferred Stock	Series B Preferred Stock	Preferred Stock Rending Issuance	Common Stock	Additional Paid-in Capital	Retained Earnings
Issuance of Senior Notes for cash net of cash transaction costs of approximately $589,000 and a debt discount of $722,222	5,911,000		1,444,444		4,466,556

Fair value of 12,797,500 shares of common stock and 3,500,000 common stock warrants issued to the holders of the Senior Notes recorded as debt discount					(2,366,000)					12,797	2,353,203

Fair value of common stock warrants issued to placement agents recorded as debt discount					(82,000)						82,000

Fair value of shares of Shea Common Stock issued to Information Intellect note holders in return for subordination of the notes payable to the Senior Notes, recorded as debt discount					(25,000)					100	24,900

Amortization of the debt discount and transaction costs including the fair value of the shares of common stock and warrants issued					709,542							(709,542)

Accrue interest on Senior Notes at Prime plus 4% per annum				442,361								(442,361)

Conversion of Officers’ notes payable into shares of Shea Common Stock					(303,588)					607	302,981

Issuance of 4.6 million shares of Series B Preferred Stock for cash, net of approximately $414,000 of cash transaction costs. The restricted cash is held in escrow and may be released from escrow upon the closing of the acquisition of a third company that was under merger discussions with Shea at July 16, 2007, the closing date of the Series B Preferred Stock.	2,786,000	1,000,000						4,186,000	(400,000)

Fair value of 1,242,000 shares of Shea Common Stock issued as prepaid stock dividend								(178,000)			1,242	176,758

Fair value of 3,875,000 restricted shares of Shea Common Stock issued to officers, directors, shareholders and others associated with the transactions										3,875	968,750	(972,625)

Fair value of 9,477,000 warrants issued to holders of the Series B Preferred Stock								(1,307,000)				1,307,000

Fair value of common stock warrants issued to placement agents recorded as transaction costs								(98,640)				98,640

Issuance of 1 million shares of Series A Preferred Stock for cash, net of cash transaction costs of approximately $87,000.	913,000						1,000					912,000

Accrue Preferred Stock dividends						247,000					(247,000)

Totals	9,610,000	1,000,000	1,444,444	442,361	2,399,510	247,000	1,000	2,602,360	(400,000)	18,621	5,979,232	(2,124,528)

	Shea Development Corp. Pro Forma Consolidated Financial Information - Statements of Operations for the Six Months ended June 30, 2007
	Shea Development Corp.	Riptide Software, Inc. (1)	Bravera, Inc. (2)	Pro Forma Acquisition and Financing Adjustments		Pro Forma Combined
Revenue
Professional services fees	$732,779	$6,810,124	$1,015,183	$—		$8,558,086
Software license fees	150,000	—				150,000
Customer support contract services fees	518,258	—	301,663			819,921
Total Revenue	1,401,037	6,810,124	1,316,846	—		9,528,007

Cost of revenue
Professional and customer support services cost	451,451	4,634,005	1,135,973			6,221,428
Hardware cost of sales	2,000	—	—			2,000
Total cost of revenue	453,451	4,634,005	1,135,973	—		6,223,428
Gross profit margin	947,586	2,176,119	180,874	—		3,304,579

Operating Expenses
Selling , general and administrative expenses	3,848,947	914,040	811,227	968,750	(5)	6,542,964
Product development expense	1,899,080	—	21,820			1,920,900
Depreciation and amortization	22,111	49,526	32,712			104,349
Amortization of intangible assets	485,384	—	—	1,905,690	(3)	2,391,074
Total operating expenses	6,255,522	963,566	865,759	2,874,440		10,959,287
Operating income (loss)	(5,307,936)	1,212,553	(684,885)	(2,874,440)		(7,654,708)

Interest income	798	3,387	—			4,185
Interest expense	(57,592)	—	(19,089)	(1,358,153	)(4)	(1,434,834)
Income (loss) before income taxes	(5,364,730)	1,215,940	(703,974)	(4,232,593)		(9,085,357)
(Provision for) benefit from income taxes	—	(413,420)				(413,420)

Net income (loss)	(5,364,730)	802,520	(703,974)	(4,232,593)		(9,498,776)

Less preferred stock dividends	(73,797)	—	—	—		(73,797)

Net income (loss) applicable to common stockholders'	$(5,438,527)	$802,520	$(703,974)	$(4,232,593)		$(9,572,573)

Basic and diluted loss per share	$(0.24)					$(0.17)

Basic and diluted weighted average of common shares outstanding	22,544,239			32,946,676	(6)	55,490,915

(1)                                Represents the income statement of Riptide Software, Inc. for the six months ended June 30, 2007.  Certain accounts have been reclassified to conform to our presentation.

(2)                                Represents the income statement of Bravera, Inc. for the six months ended June 30, 2007.  Certain accounts have been reclassified to conform to our presentation.

(3)                                The estimated amortization associated with the intangibles associated with the acquisition of Riptide Software, Inc. and Bravera, Inc. assuming an average five year life.

(4)                                The estimated interest associated with the Senior Notes and the $5 million subordinated convertible note payable due to Riptide Software, Inc. shareholders.

(5)                                To reflect the estimated fair value of 3,875,000 shares of common stock issued to officers, shareholder, and others associated with the transactions with an estimated fair value of $0.25 per share.

(6)                                To reflect the additional shares of common stock issued associated with the acquisitions and financing.

	Shea Development Corp. Pro Forma Consolidated Financial Information - Statements of Operations for the Three Months ended June 30, 2007
	Shea Development Corp.	Riptide Software, Inc. (1)	Bravera, Inc. (2)	Pro Forma Acquisition and Financing Adjustments		Pro Forma Combined
Revenue
Professional services fees	$507,348	$3,668,656	$504,757	$—		$4,680,761
Software license fees	—	—	—
Customer support contract services fees	258,050	—	124,922			382,972
Hardware sales	2,500					2,500
Total Revenue	767,898	3,668,656	629,679	—		5,066,233

Cost of revenue
Professional and customer support services cost	284,027	2,373,491	542,884			3,200,402
Hardware cost of sales	2,000	—	—			2,000
Total cost of revenue	286,027	2,373,491	542,884	—		3,202,402
Gross profit margin	481,871	1,295,165	86,795	—		1,863,831

Operating Expenses
Selling , general and administrative expenses	1,998,709	470,089	340,582	968,750	(5)	3,778,130
Product development expense	1,320,751	—	—			1,320,751
Depreciation and amortization	11,055	21,193	16,356			48,604
Amortization of intangible assets	242,483	—	—	952,845	(3)	1,195,328
Total operating expenses	3,572,998	491,282	356,938	1,921,595		6,342,813
Operating income (loss)	(3,091,127)	803,883	(270,143)	(1,921,595)		(4,478,982)

Interest income	171	1,256	—			1,427
Interest expense	(20,272)	—	(9,925)	(679,095	)(4)	(709,292)
Income (loss) before income taxes	(3,111,228)	805,139	(280,068)	(2,600,690)		(5,186,847)
(Provision for) benefit from income taxes	—	(273,747)				(273,747)

Net income (loss)	(3,111,228)	531,392	(280,068)	(2,600,690)		(5,460,594)

Less preferred stock dividends	(56,000)	—	—	—		(56,000)

Net income (loss) applicable to common stockholders'	$(3,167,228)	$531,392	$(280,068)	$(2,600,690)		$(5,516,594)

Basic and diluted loss per share	$(0.13)					$(0.10)

Basic and diluted weighted average of common shares outstanding	24,145,000			32,946,676	(6)	57,091,676

(1)                              Represents the income statement of Riptide Software, Inc. for the three months ended June 30, 2007.  Certain accounts have been reclassified to conform to our presentation.

(2)                              Represents the income statement of Bravera, Inc. for the three months ended June 30, 2007.  Certain accounts have been reclassified to conform to our presentation.

(3)                              The estimated amortization associated with the intangibles associated with the acquisition of Riptide Software, Inc. and Bravera, Inc. assuming an average five year life.

(4)                              The estimated interest associated with the Senior Notes and the $5 million subordinated convertible note payable due to Riptide Software, Inc. shareholders.

(5)                              To reflect the estimated fair value of 3,875,000 shares of common stock issued to officers, shareholder, and others associated with the transactions with an estimated fair value of $0.25 per share.

(6)                              To reflect the additional shares of common stock issued associated with the acquisitions and financing.